Exhibit 10.20

ESTABLISHMENT LABS S.A.
AND
THE HOSPITAL GROUP

SUPPLY AGREEMENT

Supply Agreement
The following Supply Agreement is entered
BY AND BETWEEN :
ESTABLISHMENT LABS S.A., a corporation organized under the laws of Costa Rica, having its registered office located in Zona Franca Coyol, Costa Rica, with company ID number 3-101-366337, (Hereinafter referred to as “ESTABLISHMENT”)
Represented by Juan Jose Chacan Quiros, CEO;
AND
THE PURCHASER, as defined in the previous Data Sheet
Hereinafter individually or collectively referred to as the “Parties”.
WITNESSETH
1.    WHEREAS ESTABLISHMENT has developed and manufactures a range of mammary implants and related products under the trademark MOTIVA IMPLANT MATRIX®.
2.    WHEREAS THE PURCHASER is willing to purchase MOTIVA IMPLANT MATRIX® products brand to be used in its facilities (as defined below – see article 1.15), all on the terms and under the conditions set forth below.
NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:
ARTICLE I - DEFINITIONS
As used in this Agreement, the singular shall include the plural and the plural shall include the singular, wherever so required by fact or context. Titles used in the articles hereof shall be only for the sake of convenience and shall not be regarded as a part of this Agreement. Exhibit means any exhibit to this Agreement, each of them being made an integral part hereof. As used in and for the sole purpose of this Agreement, and unless otherwise provided, the following terms shall have the meaning set forth below:
1.1    “Affiliate” shall mean any corporation or other business entity controlled by, controlling or under common control with a Party to this Agreement. For this purpose “control” shall mean (i) direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock, or (ii) a fifty percent (50%) or more interest in the income of such corporation or other business entity or (iii) direct or indirect power to direct or cause the direction of the management and policies by any means whatsoever.
1.2    “Agreement” shall mean the present purchase agreement.
1.3    “Calendar Year” means each twelve-month period starting on 1 January and ending 31 December.

1.4    “Commercial Year” shall mean each twelve (12) months’ period starting on the date of this agreement and ending on its anniversary.
1.5    “Effective Date” shall mean the date of signature of the Agreement.
1.6    “Minimum Net Purchases” shall mean the minimum Net Purchases (as hereinafter defined) EXW value (EDC) of Products as per ICC Incoterms (2000 Edition) that THE PURCHASER commits to attain each Commercial Year with ESTABLISHMENT, as indicated in Article 9 hereof.
1.7    “Net Purchases” shall mean the actual selling prices charged by ESTABLISHMENT to THE PURCHASER in bona fide, as per invoices covering the sales less all rebates, returns, trade and cash discounts and all taxes.
1.8    “Product(s)” shall collectively mean the MOTIVA IMPLANT MATRIX® range of breast implants and related products, conceived, developed and marketed by ESTABLISHMENT listed in EXHIBIT I (A). This shall also include any new MOTIVA IMPLANT MATRIX® product(s) that ESTABLISHMENT will decide to launch in the Territory;
1.9    “Product(s) Price(s)” shall mean the EXW EDC (Incoterms 2000) prices of Products, supplied by ESTABLISHMENT to THE PURCHASER, as determined from time to time in accordance with article 11.2 herein.
1.10    “Physicians” shall mean exclusively the physicians working in the PURCHASER’s facilities.
1.11    “Quality Agreement” means the document relating to the medical devices of the brand MOTIVA IMPLANT MATRIX® set out in EXHIBIT IV hereto.
1.12    “Third Party” means any party other than THE PURCHASER, ESTABLISHMENT or their respective Affiliates.
ARTICLE 2 – SUBJECT MATTER OF THE AGREEMENT
2.1    ESTABLISHMENT hereby grants THE PURCHASER which in turn accepts, the right to import, store into its warehouse sites located in the addresses indicated in the Data Sheet, promote, and employ the Products under the Trademarks through the Physicians in its facilities.
2.2    Subject to prior agreement between the Parties, with respect to specific commercial terms (such as Minimum Net Purchases, invoices and prices), this Agreement may be extended by an amendment to cover any new MOTIVA IMPLANT MATRIX® product launched by ESTABLISHMENT.
2.3    In consideration of the rights hereby granted, THE PURCHASER agrees to perform and be responsible for all operations of import, returns, traceability, and in general all operations relating to maintaining availability and the offering of the Products to the Physicians working at its facilities, in accordance with the terms and conditions of this Agreement and all medical rules and laws which may apply.
2.4    ESTABLISHMENT undertakes to meet THE PURCHASER’s requirements for the Products and to sell the Products to THE PURCHASER at the prices hereto agreed.
2.5    ESTABLISHMENT shall be entitled to:
2.5.1    Invoice THE PURCHASER upon shipment of the Products.
2.5.2    At any time and at its discretion, without the consent of THE PURCHASER, to make any change or introduce any modification, new presentation, enhancement or improvement to any of the Products; and/or introduce new additional or replacement Products; and such alteration in the products shall become Products for the purposes of this Agreement;
2.5.3    Whether or not requested by THE PURCHASER, at its sole discretion assist THE PURCHASER in promoting the sales of the Products.
2.6    THE PURCHASER undertakes and agrees with ESTABLISHMENT at all times during the term of this Agreement:
2.6.1    to pay in full and in Pounds (GBP) each invoice issued by ESTABLISHMENT within the term granted as indicated in the Data Sheet from the date of the invoice thereafter.
2.6.2    to use its best endeavors to promote the use of the Products by its patients and Physicians and any line extensions or new products within the range to ESTABLISHMENT’S satisfaction.
2.6.3    to employ or engage a sufficient number of suitably qualified personnel to ensure the proper fulfillment of THE PURCHASER’s obligations under this Agreement;
2.6.4    to maintain an inventory of the Products at levels which are appropriate and adequate to meet the demand;
2.6.5    to keep all stocks of the Products which it holds in conditions appropriate for their storage and to provide security for the Products all at its own cost and according to this Agreement;
2.6.6    to inform ESTABLISHMENT immediately of any change in its organization or method of doing business which may affect the performance of THE PURCHASER’s duties in this Agreement;
2.6.7    not to use or make reference to or authorize others to use or make reference to, ESTABLISHMENT’s name, emblems or symbols in relation to the Products in any manner whatsoever, save where approved by ESTABLISHMENT in the case of packaging requirements;
2.6.8    to fully and effectively indemnify ESTABLISHMENT for each breach by THE PURCHASER of any of the provision of this Agreement.
ARTICLE 3 –TERM
3.1    This Agreement will become effective as of the Effective Date and unless otherwise prematurely terminated as provided herein, shall remain in full force and effect for a term of three (3) Commercial Years, i.e. until the Final Date indicated in the Data Sheet.
3.2    Thereafter, unless otherwise terminated by any Party giving the other six (6) months’ prior notice before any expiry, this Agreement will be renewed for successive periods of three (3) Commercial Years.
ARTICLE 4 –TRADEMARKS
4.1    The Products will be exclusively marketed under the Trademarks. In addition, all packaging and documents will bear ESTABLISHMENT logo.
4.2    THE PURCHASER acknowledges the exclusive right, title and interest of ESTABLISHMENT or its Affiliate(s) in and to the Trademarks and to ESTABLISHMENT logo and will not do or cause to be done any act or thing contesting or, in any way, impairing or tending to impair any part of said right, title and interest, for the duration of this Agreement and after its expiry.
Furthermore, THE PURCHASER agrees not to register or acquire domain names which they know are identical or confusingly similar to the Trademark and/or the Logo or which include all or part of said Trademark and/or Logo for the duration of the Agreement and after its expiry.
4.3    THE PURCHASER shall notify ESTABLISHMENT promptly of any infringement of the Trademarks and ESTABLISHMENT logo and of any unfair competition coming to its attention. THE PURCHASER will not take any action either amicable or legal, and will let ESTABLISHMENT take any action suitable in its judgment providing that, at ESTABLISHMENT’s request, THE PURCHASER shall collaborate in said amicable or legal action taken by ESTABLISHMENT or its representative.
ARTICLE 5 –COMMERCIAL AND MARKETING POLICY
5.1    During the last semester of each Commercial Year, ESTABLISHMENT and THE PURCHASER will meet at mutually convenient time and place in order to define jointly the commercial and marketing and merchandising policy to be applied for the next Commercial Year, said policy shall take into consideration ESTABLISHMENT’s international strategy for such Products including ESTABLISHMENT’s international merchandising introduction strategy.

5.2    THE PURCHASER agrees to employ the Products only through its clinics and qualified Physicians.
ARTICLE 6 –SALES PROMOTION AND ADVERTISING
6.1    As described hereinafter, every Commercial Year, THE PURCHASER will devote thereto an overall Budget as previously informed to ESTABLISHMENT for each Commercial Year.
6.2    The policy regarding media advertising and sales promotion will be mutually agreed each Commercial Year.
Regarding the merchandising policy, Products introduction should be performed by THE PURCHASER in accordance with ESTABLISHMENT’s merchandising recommendations as approved in the marketing plan.
6.3    In order to inform THE PURCHASER, ESTABLISHMENT may provide THE PURCHASER with samples of advertising material used in other territories. THE PURCHASER undertakes not to create and use any promotion material in whatever form and aid (such as internet) without ESTABLISHMENT’s prior written consent.
ARTICLE 7 –MINIMUM NET PURCHASES, SHIPMENTS AND PRICES
7.1    For the duration of this Agreement, THE PURCHASER agrees to achieve each Commercial Year the Minimum Net Purchases as indicated in the Data Sheet. The Minimum Net Purchases indicated for each year shall be divided by four to control progress during each quarter.
7.2    In case of non compliance during any Commercial Year, or during any quarter of such year, with any of the Minimum Net Purchases figures as indicated above, ESTABLISHMENT may increase or stop offering the special prices contained in the Agreement, and begin using the regular list prices for Europe for the Products, as indicated in 12.6 below.
7.3    In any Commercial Year of this Agreement, to the extent that THE PURCHASER’s non-compliance with the Minimum Net Purchases figures referred to above is due to ESTABLISHMENT’s failure to supply THE PURCHASER with Products on time and in full, such lost sales shall be included in any event in the calculation of the Minimum Net Purchases to be achieved in that Commercial Year by THE PURCHASER.
For the purposes of clarification, ESTABLISHMENT shall be entitled to deliver to PURCHASER plus or minus twenty per cent (20%) of all quantities of Products ordered by THE PURCHASER and account shall be taken of this fact in determining if ESTABLISHMENT has supplied THE PURCHASER with Product on time and in full in any given Commercial Year.

ARTICLE 8 –PRICES AND SHIPMENTS
8.1    For the term of this Agreement, ESTABLISHMENT agrees to have THE PURCHASER supplied with, and THE PURCHASER agrees to buy from ESTABLISHMENT most of its requirements of the Products.
8.2
8.2.1    The Products will be supplied by ESTABLISHMENT, EXW EDC as per ICC Incoterms (2000 Edition) at the prices as indicated in EXHIBIT I hereto.
8.2.2    The Products Prices shall be maintained during the year of the Execution Date of this Agreement. Thereafter, said Products Prices shall be revised once every calendar year after mutual consultation, with variations being effective every January 1st.
Market conditions, prices of the raw material as well as volume of business between the Parties shall be taken into account in establishing the Products Prices. Should on November 30th at the latest no agreement be reached between the Parties hereto with respect to the level of said price increase, the prices of the Products will be increased only up to five per cent (5%).
8.2.3    Once the Products are delivered, THE PURCHASER undertakes to store them in its warehouses located as indicated in the Data Sheet, which warehouses complies with the storage conditions of the Products as described in the Exhibits.
8.3
8.3.1    Each invoice will be sent by ESTABLISHMENT to THE PURCHASER and will be paid by THE PURCHASER by bank transfer in Pounds within the term indicated in the Data Sheet from the date of the invoice, with a credit limit as indicated in the Data Sheet (hereinafter referred to as the “Authorized Facility”) unless otherwise agreed to in writing by the parties.
THE PURCHASER acknowledges and agrees that, during the term of the Agreement, the amount of the Authorized Facility, or the term granted for such credit, could be modified by ESTABLISHMENT, depending on the PURCHASER’s payment record or current market conditions.
8.3.2    In the event that THE PURCHASER desires to place an order of Products for an amount exceeding the Authorized Facility, THE PURCHASER shall obtain ESTABLISHMENT’s prior consent. In case of refusal, THE PURCHASER shall secure said new order providing ESTABLISHMENT with:

-	either a guaranty or bond in a form acceptable to ESTABLISHMENT, said guaranty to be maintained until the order concerned is fully paid;

-
or a bank guarantee or letter of credit opened by a local first class bank confirmed by a first class bank acceptable to ESTABLISHMENT, said guaranty to be maintained until the order concerned is fully paid;

-	or prepayment of the order or the excess
8.4
8.4.1    Within ten (10) days from date of receipt, THE PURCHASER shall conduct a visual inspection of the Products delivered by ESTABLISHMENT for damage, defects or shortage. After such ten (10) days, if no notice to ESTABLISHMENT is made regarding damages, defects or shortage, the Products will be considered accepted by THE PURCHASER, provided however that in the event of latent defects of the Product not reasonably detected in connection with the visual inspection, THE PURCHASER shall notify ESTABLISHMENT promptly in writing upon detection thereof.
8.4.2    In the case where the inspection performed by THE PURCHASER indicates that the Products are damaged, defective or short in quantity, THE PURCHASER shall, at the time of notifying such non-conformity, provide ESTABLISHMENT, where relevant, with a sample of the damaged or defective Product.
8.4.3    Should ESTABLISHMENT agree with such results, and given that the damages are not the responsibility of the carrier, ESTABLISHMENT shall replace damaged or defective Products or make up shortfalls in the quantity of Products at the earliest possible time.
For the purpose of this clause 8.4.3, ESTABLISHMENT’s liability for delivering Products found to be damaged, defective or short of quantity shall be limited to replacement of the said Products, and only when there is no liability from the carrier and it is not covered by the fright insurance.
Notwithstanding the above, ESTABLISHMENT shall not be liable to replace damaged or defective Product unless such damage or defect in the Product is directly attributable to ESTABLISHMENT (therefore excluding cases such as damage during principal transportation, delays in customs clearing, bad storage conditions in THE PURCHASER warehouse(s) or any other cause beyond the control of ESTABLISHMENT). ESTABLISHMENT’s liability for damages occurred in transit shall be limited as per the EXW EDC, Incoterms 2000.
8.4.4    In the event that ESTABLISHMENT should not agree with THE PURCHASER that the Product is defective or that ESTABLISHMENT is responsible for the damage, the issue shall be submitted to an independent Third Party designated by mutual agreement whose decision shall be final. The costs arising from the intervention of the independent Third Party shall be borne by the Party in the wrong.
8.5    THE PURCHASER shall maintain at all times an inventory as needed to supply its doctors and related to the projected net purchases.

8.6    THE PURCHASER undertakes to handle and store the Products manufactured in accordance with Good Manufacturing Practice (“GMP”) and according storage conditions, described in the exhibits.
8.7    In the event that any Product delivered to THE PURCHASER does not comply with ESTABLISHMENT’s warranty as set forth herein, ESTABLISHMENT hereby undertakes to replace such non-complying Product at its sole expense.
8.8    THE PURCHASER undertakes to distribute and employ the Products in conformity with the “FEFO - First Expiry - First Out” principle. THE PURCHASER agrees to be sole responsible of obsolete Products. ESTABLISHMENT will never ship, as part of the Products, medical devices with an expiry date less than twelve (12) months away from the shipping date.
8.9    In the event that there is a shortage of the Products for whatever reason, ESTABLISHMENT shall apportion supplies of the Products as it sees fit. ESTABLISHMENT shall use its reasonable endeavours to meet the delivery date specified in that order but time shall not be of the essence of this Agreement and, for the avoidance of doubt, ESTABLISHMENT shall not be liable to THE PURCHASER for any late delivery or non-delivery of the Products, as long as the delay is justified and not longer than 30 (thirty) days, under the penalty of incurring in loss and damages. Quantities not delivered as a consequence of a shortage shall be considered for the calculation of the Minimum Net Purchase.
8.10    All orders placed by THE PURCHASER in respect of the Products shall be either made in writing and sent to ESTABLISHMENT at an address specified by it from time to time or sent by electronic ordering if requested by ESTABLISHMENT and shall fall in line with the forecasts provided by THE PURCHASER
8.11    Any and all expenses, costs and charges incurred by THE PURCHASER in the performance of its obligations under this Agreement shall be paid by THE PURCHASER.
8.12    THE PURCHASER shall not be entitled by reason of any set-off, counter claim, abatement, or other similar deduction to withhold payment of any amount due to ESTABLISHMENT.
8.13    THE PURCHASER shall be responsible for the collection, remittance and payment of any or all taxes, charges, levies, assessments and other fees of any kind imposed by any governmental of other authority in respect of the purchase, importation, or sale of the Products.
8.14    All prices of the Products are exclusive of any applicable value added or any other sales tax for which THE PURCHASER may be additionally liable.

8.15    If THE PURCHASER fails to pay any sums due to ESTABLISHMENT under this Agreement as they fall due, ESTABLISHMENT shall be entitled (without prejudice to any other right or remedy it may have) to:
8.15.1    Cancel or suspend any further delivery to THE PURCHASER under any order;
8.15.2    Charge THE PURCHASER interest on the outstanding sum at the rate of 4% of the total amount of the invoice concerned per month of delay, from the date the payment became due until actual payment is made, irrespective of whether the date of payment is before or after any judgement or award in respect of the same.
ARTICLE 9 –FORECAST
9.1    Upon the signature of the Agreement, THE PURCHASER shall provide ESTABLISHMENT with a written forecast containing those monthly quantities of Products that will presumably be ordered by THE PURCHASER and covering a period of twelve (12) months starting from the date of launch of the Products.
Every months, THE PURCHASER shall provide ESTABLISHMENT with a written revised forecast of its monthly requirements of Products for the period covering the next twelve (12) months.
Each order to be issued by THE PURCHASER shall be within the range of twenty per cent (20%) of its last forecast for the same time period.
9.2    Notwithstanding the foregoing, should THE PURCHASER require delivery of Products in excess of twenty per cent (20%) above those quantities stated in its last forecast for the same time period, ESTABLISHMENT agrees to use reasonable efforts to supply such additional quantities.
ARTICLE 10 –MATERIOVIGILANCE
THE PURCHASER shall keep ESTABLISHMENT informed on all reports of adverse events reactions coming from their knowledge with regard to the Products, regardless of their origin – the term « reports » shall also include publications.
Reports on such adverse reactions, which according to the informing party’s professional evaluation may negatively affect the benefit-risk ratio of the Product or may have consequences regarding the Product information (eg labelling, data sheets, package inserts) or may require immediate safety measures (such as special information / warnings to health professionals, patients, authorities or product withdrawal) shall be forwarded to the other Party without delay after becoming known.

Exchange of materiovigilance information shall be addressed to :
For ESTABLISHMENT :
Quality, Regulatory and Materiovigilance Department:

Name company :	ESTABLISHMENT LABS S.A.

Address:	Bldg. 15, 4th St. Zona Franca Coyol
Alajuela, Costa Rica
20113

Phone : Fax :	+(506).2434.2400
+(506).2434.2450
For THE PURCHASER : as indicated in the Data Sheet.
Or to such other address for each Party as may be notified from time to time.
ARTICLE 11 –PRODUCT RECALLS
If either Party determines that an event, incident or circumstance has occurred which may result in the need for a “recall” or “market withdrawal” (collectively referred to as “Recall”) of any Product used by THE PURCHASER, such Party shall advise and consult with the other Party regarding such event as set forth below:
11.1    Recall due to breach by THE PURCHASER
To the extent that the Recall of the Product is due to THE PURCHASER’s negligence or wilful misconduct, THE PURCHASER shall bear all out-of pocket costs and expenses of such Recall, including out-of-pocket costs incurred by Third Parties, the out-of-pocket costs of notifying customers and the out-of-pocket costs associated with shipment of such recalled Product and the costs and expenses of the necessary replacement and destruction of such Product which is removed from the market (the “Recall Expenses”).
11.2    Recall due to breach by ESTABLISHMENT
To the extent that the Recall is due to acts or conduct by ESTABLISHMENT, ESTABLISHMENT shall be responsible for the Recall Expenses.
11.3    Recall instituted by the Health Authorities of the Territory
In the event of a compulsory Recall at the behest of a Health Authority of the Territory there shall be no requirement for the Parties to agree on the need for such a Recall. The Parties shall however co-operate fully with one another in relation to such a Recall and the Recall Expenses shall be borne by the Parties in accordance with clauses 14.1 and 14.2 above.

11.4    Procedure
Product recalls will be conducted in accordance with THE PURCHASER’s standard operating procedure on recalls which procedure shall be transmitted to ESTABLISHMENT at the latest on the Effective Date of the Agreement.
ARTICLE 12 –TERMINATION
12.1    This Agreement is entered into by ESTABLISHMENT in consideration of THE PURCHASER’s legal and financial situation on the Effective Date of this Agreement.
Consequently, any substantial modification of the situation, status or control of THE PURCHASER will have to be notified to ESTABLISHMENT within thirty (30) days from the date of such substantial modification, and ESTABLISHMENT will then have the right to terminate this Agreement upon a further sixty (60) days’ notice to THE PURCHASER.
In the absence of notification by THE PURCHASER, ESTABLISHMENT shall be entitled to exercise its right to terminate the Agreement as aforesaid whenever it has received sufficient evidence (through publication in media or otherwise) that THE PURCHASER’s situation, status or control has been substantially modified.
For purposes of this Agreement, the term “control” shall mean the power, directly or indirectly, to direct the management and / or policies of THE PURCHASER, whether through the ownership of voting share, by contract, by operation of law or otherwise.
12.2    This Agreement will terminate automatically without any prior notice nor indemnity to any Party in the event any proceeding is commenced by or against THE PURCHASER, seeking relief under any bankruptcy or insolvency law and if such proceeding be involuntary, it remains un-dismissed for thirty (30) days from the date of its filing by the competent authorities.
12.3    In the event that either Party shall violate any provisions of this Agreement, or shall default in the performance of any of its obligations hereunder, including the payment of any invoice on or before its agreed due-time according to the conditions set in the Data Sheet or anywhere else in this Agreement, the non-defaulting Party may, at its sole option, terminate this Agreement by giving written notice to the defaulting Party specifying said default and its intention to terminate and, unless said default shall be rectified by the defaulting Party within thirty (30) days of the notice given, this Agreement shall become terminated thirty (30) days after said notice is given, without any further notice.
12.4    The present Agreement may be terminated by either Party in case of Recall (as defined in this agreement) of the Product from the market due to a decision by the competent Health Authorities of such country.

The said termination shall not become effective until ten (10) days after dispatch by the terminating Party of a registered letter with receipt explaining the reasons for the letter, to which a copy of the decision of the authorities is to be attached.
12.5    ESTABLISHMENT also reserves the right to terminate the present Agreement if it decides to stop the marketing of any of the Product(s) in the country where THE PURCHASER is located.
The said termination shall not become effective until thirty (30) days following dispatch by ESTABLISHMENT of a registered letter with receipt explaining its decision.
12.6    In case of non compliance during any Commercial Year with any of the Minimum Net Purchases figures as indicated above for two consecutive quarters, the parties shall have a meeting within the next thirty days to negotiate new prices for the products, since the prices granted in the agreement to PURCHASER are based on the volume agreed as minimum purchases. If the Parties don’t meet or cannot reach an agreement, ESTABLISHMENT may continue charging its regular list prices for the Products on the following orders.
ARTICLE 13 –CONSEQUENCES OF EXPIRATION OR OF TERMINATION
13.1    Expiry of the term or termination of this Agreement by either Party, shall not relieve the Parties hereto of any obligation accruing prior to such termination.
13.2    Neither Party shall be entitled to receive any indemnity or other compensation merely because this Agreement is not renewed beyond the original term or any renewal period.
13.3    Upon the expiry of the term or termination of this Agreement, whatever the cause and the date may be, THE PURCHASER agrees to cease all use of the Trademark(s) and ESTABLISHMENT Logo.
ARTICLE 14 –TRANSFER OF RIGHTS
The rights and obligations of THE PURCHASER under this Agreement, shall not be assignable or be sub-licensed except with the prior written consent of ESTABLISHMENT.
The supply obligations of ESTABLISHMENT shall-be fulfilled by its local distributor: Aesthetic Healthcare Ltd. If for any reason Aesthetic Healthcare Ltd. stops being the local distributor of ESTABLISHMENT or becomes unable to comply with its obligations, ESTABLISHMENT shall comply with the supply obligations directly, including claims. All warranty obligations shall be kept at all times by ESTABLISHMENT, except for the submittal and reception of documents, all of which shall be transferred to the local distributor.

ARTICLE 15 –GENERAL PROVISIONS
15.1    Independent Contractor
For the performance of this Agreement, THE PURCHASER will act as an independent contractor and not as an agent or representative of ESTABLISHMENT.
15.2    Product liability
(a)    ESTABLISHMENT warrants that all Products delivered and sold to THE PURCHASER will be free from defects in material and workmanship at the time of delivery to THE PURCHASER. This warranty shall be effective per Product for the remaining shelf life of the Product.
(b)    ESTABLISHMENT shall be responsible for, and shall indemnify and hold THE PURCHASER harmless from and against any damage, loss, cost or expense arising out of the claims made by final consumers of the Products in relation to defects in material or workmanship, insofar as these damages are not attributable to faulty handling of the Products by THE PURCHASER.
THE PURCHASER undertakes to inform ESTABLISHMENT of any such claims made by final consumers and not to take any action with respect thereto without ESTABLISHMENT’s prior written consent.
(c)    All other guarantees, warranties, conditions and representations, either express or implied, whether arising under any statute, law, commercial usage or otherwise, including implied warranties of merchantability and fitness for a particular purpose relating to the Products, are hereby excluded to the fullest extent permitted by law.
Furthermore, under no circumstances shall ESTABLISHMENT be liable to THE PURCHASER for any indirect or consequential loss suffered or incurred by THE PURCHASER, howsoever arising.
(d)    THE PURCHASER shall not make any warranties or representations with respect to the Products on behalf of ESTABLISHMENT except to the extent specifically provided in paragraph (b) above or to the extent of the product warranty for final users as published in ESTABLISHMENT website current at the time of purchase.
THE PURCHASER shall indemnify and hold ESTABLISHMENT harmless from all claims and damages, including attorney’s fees, resulting from THE PURCHASER’s violation of this provision of this Agreement.
(e)    THE PURCHASER shall be responsible for, and shall indemnify and hold ESTABLISHMENT harmless from and against any damage, loss, cost or expense relating to Third Party claims or suits arising from the handling, storage, promotion and use of the Products unless such damages, loss, cost or expense is attributable to the Products supplied by ESTABLISHMENT, their properties and/or characteristics and/or any defect therein or non-

compliance thereof with the relevant regulations in the country of the PURCHASER, and PROVIDING THAT upon receipt of notice by ESTABLISHMENT of any claims or suits, ESTABLISHMENT shall immediately notify THE PURCHASER thereof and at the cost and discretion of THE PURCHASER shall permit THE PURCHASER to handle such claims and suits.
(f)    The Products have a warranty cover provided by ESTABLISHMENT, as indicated in EXHIBIT II hereto.
ARTICLE 16 –NON COMPETITION
For the duration of this Agreement, THE PURCHASER shall use its best efforts not to use and/or promote and/or sell and/or buy, directly or indirectly any other products liable to compete with the Products, as may be permitted by law and local regulations.
ARTICLE 17 –CONFIDENTIALITY
THE PURCHASER agrees to exercise due care to prevent that any confidential information (hereinafter “Information”) about the Products, including the international marketing strategy of ESTABLISHMENT received from ESTABLISHMENT prior or during the term of this Agreement, might be revealed or disclosed to Third Parties.
This obligation to confidentiality shall remain in full force and effect during the whole validity period of the present Agreement plus ten (10) years beginning from its term or termination whatever the cause or the date. However, the provisions of this Article 20 shall not apply to :

•	Information which at the time of disclosure, is part of the public knowledge,

•	Information which after disclosure, becomes part of the public knowledge through no fault of THE PURCHASER or of its employees,

•
Information which THE PURCHASER can establish by competent proof was in its possession prior to disclosure hereunder and was not acquired from ESTABLISHMENT or ESTABLISHMENT’s Affiliate, directly or indirectly, under a secrecy obligation,

•	Information which is subsequently obtained lawfully from a Third Party without any secrecy obligation.
ARTICLE 18 –FORCE MAJEURE
Neither THE PURCHASER nor ESTABLISHMENT shall be considered in default or be liable to the other Party for any delay in performance or non-performance caused by circumstances beyond the reasonable control of such Party, including but not limited to explosion, fire, flood, earthquake, war whether declared or not, accident, labour strike or labour disturbances, sabotage, order or decrees of any court or action of governmental authority;

provided, however, that diligent efforts are made to resume performance as quickly as possible. Except as expressly provided elsewhere in this Agreement, if any event of force majeure continues for more than three (3) months, either Party may terminate this Agreement on giving a further three (3) months written notice to the other.
ARTICLE 19 –NOTICES
Any notice required or permitted to be given under this Agreement shall be deemed to have been sufficiently given if delivered personally, by courier or if sent by facsimile, addressed to the Party to be notified, at its address stated in this Agreement or at such other address as may hereafter be furnished in writing to the notifying party, and shall be deemed to have been served at the date of receipt in the case of personal delivery, or four days if delivered by courier and one (1) day after dispatch in the case of facsimile.
ARTICLE 20 –EXHIBITS
20.1    The exhibit I constitutes an integral part of the Agreement and must be respected by THE PURCHASER.
20.2    The said exhibit is as follows:

•	EXHIBIT I : LIST OF PRODUCTS AND PRICES
20.3    Given the frequent modifications of the exhibits planned hereafter, it is expressly agreed and understood between the Parties that the modified exhibits will come into effect as soon as they will be validly signed by the representatives of both Parties, regardless of the signature of a written amendment.
ARTICLE 21 –APPLICABLE LAW AND ARBITRATION
This Agreement shall be construed and the rights of the Parties hereto, shall be determined in accordance with the laws of Costa Rica.
All disputes or differences that could relate to, or derived from this Agreement, its execution, liquidation or interpretation; will be resolved in accordance with the following procedure: 1) The Parties shall be subject to mediation mechanism in accordance with the Rules of Mediation of the London Court of International Arbitration. If, within fifteen (15) working days from the request for mediation, the Parties have not reached a settlement agreement, the dispute or difference shall be settled by, 2) Arbitration in accordance with the Arbitration Rules of that Centre, whose rules the parties submit unconditionally. The Arbitral Tribunal shall consist of one (1) member, and must decide based on the law. The London Court of International Arbitration will be the institution responsible for administering the arbitration process.
ARTICLE 22 –ELECTION OF DOMICILE
The Parties declare that they have elected domicile at their offices, as indicated in this Agreement.

ARTICLE 23 –COMPLETE AND FINAL UNDERSTANDING
23.1    This Agreement represents the complete and final understanding of the Parties hereto and replaces and supersedes all previously existing agreements and arrangements between the Parties hereto relating to the subject matter hereof.
23.2    This Agreement may not be changed orally but any and all modifications to this Agreement shall be made in writing and be subject of appropriate addenda.
23.3    Moreover, it is understood that in the event that any provision of this Agreement is declared void or unenforceable by a court or tribunal of competent jurisdiction, the other provisions hereof not so declared shall remain in full force and effect.
IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their duly appointed representatives in two (2) original copies.
On the execution date indicated in the Data Sheet.

ESTABLISHMENT	THE PURCHASER

/s/ Juan Jose Chacon Quiros	/s/ David Ross

Director and CEO	CEO

EXHIBIT I
LIST OF PRODUCTS AND PRICES
“MOTIVA IMPLANT MATRIX®” products:
See attached.
EXHIBIT II
PRODUCT WARRANTY
See attached.

ESTABLISHMENT	THE PURCHASER

/s/ Juan Jose Chacon Quiros	/s/ David Ross

Director and CEO	CEO